Exhibit 99.2

Amwell® divests virtual psychiatric care business to Avel eCare in all-cash transaction

Divestment of Amwell Psychiatric Care intended to focus product portfolio on key growth initiatives

Company reiterates guidance for 2024

BOSTON Jan. 9, 2025-- Amwell® (NYSE: AMWL), a global leader in digital care, today announced it has sold its Amwell Psychiatric Care (APC) business to Avel eCare, a national leading provider of clinician-to-clinician telehealth services.

With the divestiture of APC, a virtual psychiatric care service that Amwell purchased in 2019, Amwell continues to sharpen its focus on key growth areas, driving greater efficiencies and fulfilling clients’ digital care ambitions. Throughout its nearly 20-year history, Amwell has continuously adapted to market demands by leveraging its technology and healthcare expertise to enable clients to deliver high-quality care. The company’s decision to divest APC reinforces its culture of agility and commitment to meeting clients’ virtual care needs.

“The divestment of APC will enable us to increase focus on our unified, world class digital care platform. The transaction strengthens our balance sheet while emphasizing our focus on growing accretive software contribution in our product mix.” said Ido Schoenberg, M.D., Amwell chairman and CEO. “We’re confident Avel eCare will be a wonderful home for our APC business and will continue to offer great value to clients. Their expertise in telehealth and shared commitment to innovation make them the ideal organization to carry forward this important work. We look forward to exploring collaborative ways for Amwell and Avel to serve patients and communities together.”

Avel eCare is purchasing the APC business for approximately $21M in cash at closing and an additional earn-out payment. The sale includes APC technology, personnel and Asana, the psychiatric clinical network affiliated with Amwell that employs and contracts with APC clinicians.

Through Amwell Medical Group® (AMG), the company’s affiliated clinical partner, Amwell remains committed to delivering accessible and convenient behavioral health services, including AMG Therapy Services and SilverCloud® by Amwell digital behavioral health. AMG will continue to be integrated into the Amwell suite of digital care solutions to complement clients’ clinical staffing needs.

“This transaction enables us to place an even greater focus on our mission of connecting and empowering providers, insurers and innovators to deliver more accessible, affordable and high-quality care," said Schoenberg. “It also fortifies our confidence in our stated goal to achieve positive cash flow in 2026.”

Amwell reiterated its guidance for 2024, which calls for:

•
Revenue in the range of $247 million and $252 million
•
Adjusted EBITDA in the range of ($137) million and ($142) million
•
AMG visits between 1.4 million and 1.5 million

About Amwell

Amwell is a leading hybrid care delivery enablement platform in the United States and globally, connecting and enabling providers, payers, patients and innovators to deliver greater access to more affordable, higher quality care. Amwell believes that hybrid care delivery will transform healthcare. We offer a single, comprehensive platform to support all digital health needs from urgent to acute and post-acute care, as well as chronic care management and healthy living. With nearly two decades of experience, Amwell powers the digital care of more than 50 health plans, which collectively represent more than 100 million covered lives, and many of the nation’s largest health systems. For more information, please visit https://business.amwell.com/.

©2025 American Well Corporation. All rights reserved. Amwell®, SilverCloud®, Amwell Converge™, Carepoint™, Amwell Medical Group® and the Amwell logo are registered trademarks or trademarks of American Well Corporation.

About Avel eCare

Avel eCare is a national leader in telemedicine with over 30 years of experience delivering high-quality care across diverse communities. Its services span EMS, ER, Critical Care, Pharmacy, and Behavioral Health. Since launching its Behavioral Health services in 2017 and Crisis Care in 2019, Avel has led the way in innovative healthcare solutions, providing clinician-to-clinician support and ensuring patients receive the care they need, wherever they are.

For more information:
Media
Angela Vogen
press@amwell.com

Investors
Sue Dooley
Sue.Dooley@amwell.com
415.602.9167